EX-99.(j)

BRIGGS
BUNTING &
DOUGHERTY, LLP
--------------------------------------------------------------------------------
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS ADVISORS

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 22, 2003 accompanying the June 30, 2003 financial statements of The Quaker Investment Trust (comprising, respectively, Aggressive Growth Fund, Core Equity Fund, Small-Cap Growth Fund, Capital Opportunities Fund, Biotech Pharma-Healthcare Fund, Mid-Cap Value Fund, Small-Cap Value Fund, GeeWax Terker Core Value Fund, Fixed Income Fund and Intermediate Municipal Bond Fund (formerly High Yield Fund)) which are included in Part C of the Post-Effective Amendment to this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.

                                                BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
November 19, 2003

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